Exhibit 99.(11)(A)

[Goodwin Procter LLP Letterhead]

February 15, 2005

The Prudential Series Fund, Inc.

751 Broad Street

Newark, NJ 07102

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form N-14 for (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the issuance of shares (the “Shares”) of the SP Mid Cap Growth Portfolio, a series of The Prudential Series Fund, Inc. (the “Company”), to be issued in connection with a certain plan of reorganization (the “Reorganization Agreement”) by and between the Company, on behalf of the SP Mid Cap Growth Portfolio, and the Company on behalf of its separate series, the SP AIM Aggressive Growth Portfolio, included in the Registration Statement.

We have examined, among other things, copies of such documents, certificates and corporate or other records as we deem necessary or appropriate for purposes of this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents presented to us as copies thereof and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.  As to various matters of fact material to this opinion, we have relied upon information provided by Company officers and included in filings with the Securities and Exchange Commission.  Based upon this examination, we are of the opinion that the Shares to be issued pursuant to the Registration Statement, when issued upon the terms provided in the Registration Statement, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state law regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP